EXHIBIT 99.1

PRESS RELEASE

                                                                                                                                                   Contact:
                                                                                                                                                 Trisha Tuntland
                                                                                                                                                Director of Investor Relations
                                                                                                                                               Cabot Microelectronics Corporation
                                                                                                                                                    (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS STRONG
RESULTS FOR FIRST QUARTER OF FISCAL 2017
•	Record Revenue of $123.3 Million, 22.8 Percent Higher Than Last Year
•	GAAP Gross Profit Margin of 49.9 Percent of Revenue; Non-GAAP 50.9 Percent
•	Record GAAP Earnings Per Share of $0.88, Up 91.3 Percent Compared to Last Year; Non-GAAP $0.92
•	Cash Flow From Operations of $25.1 Million

AURORA, IL, January 26, 2017 – Cabot Microelectronics Corporation (Nasdaq: CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its first quarter of fiscal 2017, which ended December 31, 2016.

Total revenue during the first fiscal quarter was $123.3 million, 22.8 percent higher than in the same quarter last year, and a record level for the company for the second consecutive quarter. This included record quarterly revenue in its tungsten slurry and pads product areas, and significant revenue growth from its dielectrics slurries. Gross profit margin was 49.9 percent of revenue; non-GAAP gross profit margin was 50.9 percent of revenue, excluding amortization expense related to its October 2015 acquisition of NexPlanar Corporation. The company achieved record diluted earnings per share of $0.88, representing an increase of 91.3 percent compared to the same quarter last year; non-GAAP diluted earnings per share were $0.92, excluding the amortization expense. Cash flow from operations was $25.1 million. As of December 31, 2016, the company's balance sheet reflected a cash balance of $305.7 million and $154.7 million of debt outstanding.

"We are pleased with our strong start to fiscal 2017, as we achieved record levels of revenue and profit for the second consecutive quarter driven by strong semiconductor industry demand and the continued successful execution of our strategic initiatives," said David Li, President and CEO of Cabot Microelectronics. "During the quarter, we continued the momentum from last year in three key product areas – CMP slurries for polishing tungsten, dielectrics slurries, and CMP pads. In particular, we experienced robust demand for our slurry solutions driven by the growing adoption of 3D NAND and FinFET technologies, as well as our leading supply positions in other applications. In addition, our pad revenue grew based on heightened customer pull for our products, including slurry and pad consumable sets."

Mr. Li continued, "We remain focused on delivering innovative, high-performing and high-quality CMP solutions, which leverage our global resources, quality systems and supply chain capabilities. We believe these attributes, combined with our focused business model, differentiate us among leading suppliers of specialty materials to the semiconductor industry, and position us well to deliver another year of strong performance."

Key Financial Information

The company achieved record revenue of $123.3 million in the first fiscal quarter, which represents an increase of 22.8 percent from the same quarter last year, reflecting strong demand within the global semiconductor industry. The company achieved record quarterly revenue in its tungsten slurry and pads product areas, which grew 24.5 percent and 54.2 percent year-over-year, respectively; revenue from the company's dielectrics slurry product area grew 27.2 percent.

Gross profit for the quarter was 49.9 percent of revenue, compared to 50.0 percent of revenue reported in the same quarter a year ago. Gross profit this quarter included $1.2 million of NexPlanar amortization expense; excluding this, non-GAAP gross profit was 50.9 percent of revenue. Other factors impacting gross profit this quarter compared to last year include higher sales volume, a higher valued product mix and higher fixed manufacturing costs, including higher incentive compensation expense. The company's full fiscal year GAAP gross profit guidance range of 48 to 50 percent of revenue remains unchanged. This includes approximately 100 basis points of NexPlanar amortization expense.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $33.4 million in the first fiscal quarter, including $0.5 million of NexPlanar amortization expense. Operating expenses were $2.4 million lower than the $35.8 million reported in the same quarter a year ago, primarily due to the absence of costs associated with both the NexPlanar acquisition and the company's 2015 CEO transition, and lower clean room materials expense, partially offset by higher incentive compensation expense. The company continues to expect GAAP operating expenses for the full fiscal year to be between $137 million and $142 million. This includes approximately $2 million of NexPlanar amortization expense.

The company's effective tax rate for the first fiscal quarter was 20.3 percent, compared to 15.5 percent in the same quarter last year. The increase is primarily related to changes in the jurisdictional mix of the company's earnings and the absence of last year's retroactive reinstatement of the research and experimentation tax credit. The company currently expects its effective tax rate for the full fiscal year to be within the range of 19 to 22 percent. Previously, the company had estimated 17 to 20 percent for the full fiscal year.

Net income for the quarter was a record $22.2 million, or $23.3 million on a non-GAAP basis, excluding the referenced amortization expense. Net income was 96.6 percent higher than the $11.3 million reported in the same quarter last year. Net income increased primarily due to higher revenue and lower operating expenses, partially offset by a higher effective tax rate.

Diluted earnings per share were a record $0.88 this quarter, or $0.92 on a non-GAAP basis, excluding the referenced amortization expense, and 91.3 percent higher than the $0.46 reported in the first quarter of fiscal 2016.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410. Callers outside the U.S. can dial (973) 638-3236. The conference code for the call is 46406128. A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

USE OF NON-GAAP FINANCIAL INFORMATION
The company presented the following measures considered as non-GAAP by the U.S. Securities and Exchange Commission: gross profit margin, net income and diluted earnings per share excluding the effects of amortization expense related to its October 2015 acquisition of NexPlanar Corporation. The non-GAAP financial information provided in this press release is a supplement to, and not a substitute for, the company's financial results presented in accordance with U.S. GAAP. These non-GAAP financial measures are provided to enhance the investor's understanding about the company's ongoing operations. Specifically, the company believes the NexPlanar amortization expense is not indicative of its core operating results, and thus presents its gross profit margin, net income and diluted earnings per share excluding this expense. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with U.S. GAAP. A reconciliation table of GAAP to non-GAAP financial measures, including gross profit percentage, net income and diluted earnings per share, is contained in this press release.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. The company's mission is to create value by delivering high-performing and innovative solutions that solve its customers' challenges. The company has approximately 1,125 employees on a global basis. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; growth or contraction, and trends in the industry and markets in which the company participates; the company's management; various economic factors and international events; regulatory or legislative activity; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; natural disasters; the acquisition of, investment in, or collaboration with other entities; uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason, based on a variety of factors; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate; and the operation of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risk Factors" in the company's annual report on Form 10-K for the fiscal year ended September 30, 2016, filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended
	December 31,	September 30,	December 31,
	2016	2016	2015

Revenue	$123,254	$122,684	$100,369

Cost of goods sold	61,749	61,598	50,174

Gross profit	61,505	61,086	50,195

Operating expenses:

Research, development & technical	13,396	15,842	14,828

Selling & marketing	7,552	8,057	6,749

General & administrative	12,496	11,454	14,263

Total operating expenses	33,444	35,353	35,840

Operating income	28,061	25,733	14,355

Interest expense	1,150	1,187	1,167

Other income (expense), net	996	257	190

Income before income taxes	27,907	24,803	13,378

Provision for income taxes	5,676	4,096	2,069

Net income	$22,231	$20,707	$11,309

Income available to common shareholders	$22,129	$20,589	$11,182

Basic earnings per share	$0.90	$0.85	$0.46

Weighted average basic shares outstanding	24,583	24,234	24,142

Diluted earnings per share	$0.88	$0.83	$0.46

Weighted average diluted shares outstanding	25,072	24,678	24,549

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	December 31,	September 30,
	2016	2016
ASSETS:

Current assets:
Cash and cash equivalents	$305,714	$287,479
Accounts receivable, net	66,828	62,830
Inventories, net	71,088	72,123
Other current assets	13,679	14,398
Total current assets	457,309	436,830

Property, plant and equipment, net	102,999	106,496
Other long-term assets	180,690	183,904
Total assets	$740,998	$727,230

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$19,575	$16,834
Current portion of long-term debt	10,938	7,656
Accrued expenses, income taxes payable and other current liabilities	39,385	41,395
Total current liabilities	69,898	65,885

Long-term debt, net of current portion	143,745	146,961
Other long-term liabilities	14,000	16,736
Total liabilities	227,643	229,582

Stockholders' equity	513,355	497,648
Total liabilities and stockholders' equity	$740,998	$727,230

CABOT MICROELECTRONICS CORPORATION
U.S. GAAP to Non-GAAP Reconciliation
Gross Profit as a Percentage of Revenue, Net Income and Diluted Earnings Per Share
(Unaudited and amounts in thousands, except per share and percentage amounts)

The following presents reconciliation of the Non-GAAP financial measures included in the Cabot Microelectronics Corporation press release dated January 26, 2017.

	Three Months Ended December 31, 2016

	U.S. GAAP	Adjustments	Non-GAAP
Gross profit	$61,505	$1,198	$62,703
Gross profit as a percentage of revenue (1)	49.9%		50.9%

Net income (2)	$22,231	$1,067	$23,298

Diluted earnings per share (3)	$0.88	$0.04	$0.92

(1)	Non-GAAP gross profit as a percentage of revenue for the three months ended December 31, 2016 excludes $1,198 of NexPlanar amortization expense.

(2)	Non-GAAP net income for the three months ended December 31, 2016 excludes the item mentioned above in (1) plus $468 of NexPlanar amortization expense recorded in operating expenses. These adjustments are partially offset by a $599 related increase in the provision for income taxes.

(3)	Non-GAAP diluted earnings per share is calculated based upon Non-GAAP net income.